Exhibit 10-92

          EMPLOYMENT AGREEMENT

               THIS AGREEMENT made as of this 20th day of October, 1993 by and between MATTHEW HUNTER ("Hunter") of Chelsea, in the County of Kennebec and State of Maine, and CENTRAL MAINE POWER COMPANY,

          a corporation organized and existing under the laws of the State of Maine and having its principal place of business at Augusta,

          in the County of Kennebec and State of Maine ("CMP");

                                 W I T N E S S E T H:

               WHEREAS, Hunter is presently serving as President and Chief

          Executive Officer of CMP and the parties desire to continue that relationship, and to reach a written agreement as to the terms and conditions of that employment;

               WHEREAS, Hunter and CMP have an existing Employment

          Agreement dated August 28, 1991, which the parties desire to terminate; and

               WHEREAS, Hunter has foregone any salary increase during the past three years, notwithstanding his serving CMP in an exemplary fashion.

               NOW THEREFORE, in consideration of these premises and the

          covenants herein contained, the parties agree as follows:

               1.   Hunter and CMP agree that the Employment Agreement

          dated August 28, 1991 is hereby terminated and neither party shall have any further obligations, rights or responsibilities with respect to the provisions thereof.

               2.   Subject to the terms and conditions hereof, CMP hereby

          employs Hunter as its President and Chief Executive Officer to

          serve for a period of time at the pleasure of the CMP Board of
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          Directors, but in no event to continue after February 1, 1995.

          Hunter shall also be elected to such other offices and

          directorships of subsidiary and affiliated entities as the Board shall deem appropriate.  Hunter accepts such employment, and shall serve as President and Chief Executive Officer subject to the Company's By-Laws, any position description as adopted or amended by the Board of Directors now or in the future, and to the direction of the Board of Directors and its Governance

          Committee.  The parties recognize that Section 4.3 of the CMP

          By-Laws provides that the officers may be elected annually by the

          Board.

               3.   Hunter agrees during the period he is employed

          hereunder to devote his full time and attention to the business of CMP.  Hunter shall retain the right to expend reasonable amounts of time for professional, charitable and civic

          activities, in accordance with his past practices, provided such activities do not interfere with the services required to be performed hereunder, and provided further that Hunter will not accept any future commitments requiring the expenditure of significant amounts of time, without the consent of the CMP

          Governance Committee.

               4.   During the period Hunter is employed hereunder, CMP

          shall pay to Hunter, as compensation for the services hereunder,

          a base salary at the annual rate of Two Hundred Eighty-Five

          Thousand Dollars ($285,000).

               5.   During the period Hunter is employed hereunder, Hunter

          shall participate in all of CMP's regular fringe benefit programs and employee benefit plans, in accordance with the terms of such
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          programs and plans as they presently exist or may hereafter be amended which are applicable to CMP's senior officers.  Hunter shall be entitled to maintain all his existing rights and

          benefits in said regular fringe benefit programs and employee benefit plans as they may exist as of the effective date hereof,

          and as they may be subsequently amended or terminated.

               6.   Upon Hunter's retirement, on February 1, 1995 or prior

          thereto with the mutual consent for Hunter and CMP, Hunter shall be entitled to receive an annual benefit (the "Benefit"), payable in equal monthly payments, of:  (i) sixty-five (65%) percent of

          Hunter's total compensation earned during the immediately

          preceding twelve months including any incentive compensation and deferred compensation, if any, but specifically excluding from such compensation any payments actually received by or accrued for Hunter pursuant to any long term incentive plan adopted by the Board of Directors of CMP; with the Benefit undiminished by

          (x) any amount receivable by Hunter or his spouse pursuant to

          Social Security, (y) any so-called early retirement reduction such as that provided in CMP's Retirement Income Plan for Non-

          Union Employees (the "Plan"), or (z) any so-called joint and survivor formula reduction such as that provided in the Plan;

          from the Benefit shall be subtracted:  (ii)(a) any benefits to which Hunter would be entitled pursuant to the fifty percent

          (50%) joint and survivor annuity benefit with Hunter's wife as contingent annuitant, all pursuant to the Plan, which election

          Hunter agrees to make, provided nevertheless, if Hunter is then unmarried there shall be subtracted the life annuity benefit to which Hunter would be entitled pursuant to the Plan, whether or
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          not such election has been made; (b) any benefits payable under any supplemental employee benefit plan instituted by CMP after the date hereof; and (c) any benefits under any disability income protection plan maintained by CMP.

               In the event that prior to February 1, 1995, CMP terminates

          Hunter's employment for any reason other than cause as described in Section 12(c) hereof, Hunter shall be entitled to receive the

          Benefit, above described.

               7.   In the event Hunter dies prior to February 1, 1995, and

          prior to his receipt of any benefits hereunder, Hunter's spouse shall be entitled to receive for her lifetime, one-half of the amount to which Hunter would have been entitled pursuant to

          Section 6 hereof.

               In the event Hunter dies after the date of this Agreement,

          having received benefits hereunder, Hunter's spouse shall be entitled to receive for her lifetime, one-half of the amount which Hunter was then receiving.

               8.   Any benefit payable to Hunter or his spouse pursuant to

          this Employment Agreement shall be determined by the actuary then providing services to CMP in connection with the administration of the Plan.  The actuary's good faith determination of the amounts payable hereunder shall be final and binding upon the parties.

               9.   Upon the termination of Hunter's employment for any

          reason whatsoever, any benefit which Hunter received pursuant to this Agreement shall be in total satisfaction of any and all rights which Hunter may have against CMP, the Board or any

          Committee thereof.
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               10.  During the period Hunter is employed hereunder, CMP

          shall provide Hunter with an automobile and the payment of, or reimbursement for, travel and other out-of-pocket expenses reasonably incurred by Hunter in the performance of his duties hereunder.

               11.  Hunter agrees that during the employment period and for a term of two years after any termination of Hunter's employment with CMP for any reason, voluntarily or involuntarily, he shall not, without the prior written consent of CMP's Governance

          Committee, directly or indirectly, acquire any interest in as stockholder, director, consultant, agent, employee, partner,

          owner of real estate, or otherwise act, with or without

          compensation, for any corporation, entity or business which is at the time or thereafter involved with any business related to the production, generation, co-generation, or distribution of

          electrical energy within the geographical area in which CMP does business now or in the future, or engage in activities which in

          CMP's reasonable judgment, may be deemed competitive with the activities of CMP; with the exception that Hunter may acquire and own minority stock holdings in companies whose shares are listed for trading on the American or New York Stock Exchanges, or traded "over the counter," and regularly reported by NASDAQ.

               The parties agree that the subject matter, duration of, and geographic area covered by this covenant are reasonable in light of the facts as they exist on the date hereof.  However, if at any time a court or other body having jurisdiction over this

          Agreement shall determine that any of the subject matter,

          duration or geographic area hereof is unreasonable in any
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          respect, it shall be reduced, and not terminated, as such court or body determined may be reasonable.

               12.  Except as otherwise specifically provided herein, this

          Agreement and Hunter's services hereunder


               (a) shall terminate forthwith upon his death, in which event the benefits payable to Hunter's spouse would be determined in accordance with the provisions of Section 6 or 7 hereof, whichever is applicable; and

               (b) may be terminated by CMP if Hunter becomes totally disabled in which event he shall be entitled to receive a benefit as determined in accordance with Section 6 hereof; and

               (c) may be terminated by CMP for cause, which for the purposes of this Agreement shall include any of the following: failure to follow the express directions of the Board of Directors or the Governance Committee, dishonest or illegal conduct, a material violation of any of the provisions of this Agreement, or the conviction of a crime, other than a minor traffic violation; in which event no payments shall be due Hunter or his spouse under this Agreement.

               13.  Any notice or other communication provided for herein or contemplated hereby shall be sufficiently given or made if in writing and delivered or mailed, certified mail - return receipt requested as follows:

               To CMP:

               Central Maine Power Company
               General Office
               Edison Drive
               Augusta, Maine  04336

               Attention:  Chairman of the Governance Committee

               To Hunter:

               Mr. Matthew Hunter
               R.F.D. #2, Box 430
               Augusta, Maine  04330

               14.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal
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          representatives, successors and assigns.

               15.  This Agreement shall be governed by and construed in

          accordance with the laws of the State of Maine, and may be amended only in writing.  This Agreement contains the entire agreement and understandings of the parties with respect to the subject matter hereof, and supersedes any and all prior

          agreements and understandings whether oral or written between

          Hunter and CMP.

               IN WITNESS WHEREOF, Matthew Hunter and Central Maine Power

          Company have executed this agreement as of the date first written above.

          WITNESS:


          Laurie E. Halligan                Matthew Hunter
                                            Matthew Hunter

                                                              "Hunter"

                                        CENTRAL MAINE POWER COMPANY


          William M. Finn               By: Carlton D. Reed, Jr.
                                            Its Chairman of the Board

                                                               "CMP"